Exhibit 99.3

CONSENT OF D. MARK LELAND

Rice Acquisition Corporation 3 (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a nominee to the Company’s board of directors and to the filing of this consent as an exhibit to the Registration Statement.

August 27, 2025

By:	/s/ D. Mark Leland
Name:	D. Mark Leland